EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended July 18, 2014

Current Month				Rolling Performance*				Rolling Risk Metrics* (August 2009 – July 2014)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.2%	-0.1%	-5.0%	-3.4%	-7.7%	-4.8%	1.2%	-4.8%	10.3%	-28.6%	-0.4	-0.6
B**	0.2%	-0.1%	-5.3%	-4.0%	-8.3%	-5.4%	0.5%	-5.4%	10.3%	-29.9%	-0.5	-0.7
Legacy 1***	0.2%	0.0%	-3.8%	-1.5%	-5.7%	-2.9%	N/A	-2.9%	10.1%	-23.7%	-0.2	-0.4
Legacy 2***	0.2%	0.0%	-4.0%	-1.7%	-6.0%	-3.2%	N/A	-3.2%	10.1%	-24.4%	-0.3	-0.4
Global 1***	0.2%	0.0%	-3.6%	-1.1%	-5.0%	-3.7%	N/A	-3.7%	9.7%	-21.9%	-0.3	-0.5
Global 2***	0.2%	0.0%	-3.8%	-1.3%	-5.2%	-4.0%	N/A	-4.0%	9.6%	-22.4%	-0.4	-0.5
Global 3***	0.2%	-0.1%	-4.7%	-2.9%	-6.8%	-5.6%	N/A	-5.6%	9.6%	-27.9%	-0.6	-0.7

S&P 500 Total Return Index****	0.6%	1.0%	8.2%	19.8%	17.8%	17.4%	8.3%	17.4%	13.1%	-16.3%	1.3	2.2
Barclays Capital U.S. Long Gov Index****	0.8%	0.9%	13.0%	9.3%	7.5%	7.4%	7.1%	7.4%	11.2%	-15.5%	0.7	1.2
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	28%					28%
Energy	7%	Short	Gas Oil	1.8%	Short	7%	Short	Gas Oil	1.8%	Short
			Heating Oil	1.7%	Short			Heating Oil	1.7%	Short
Grains/Foods	11%	Short	Sugar	2.4%	Short	11%	Short	Sugar	2.4%	Short
			Wheat	2.1%	Short			Wheat	2.1%	Short
Metals	10%	Long	Zinc LME	1.6%	Long	10%	Long	Zinc LME	1.6%	Long
			Gold	1.4%	Long			Gold	1.4%	Long
FINANCIALS	72%					72%
Currencies	24%	Short $	British Pound	2.9%	Long	24%	Short $	British Pound	2.9%	Long
			Euro	2.8%	Short			Euro	2.8%	Short
Equities	22%	Long	S&P 500	4.6%	Long	22%	Long	S&P 500	4.6%	Long
			Nasdaq	2.6%	Long			Nasdaq	2.6%	Long
Fixed Income	26%	Long	Bunds	4.8%	Long	26%	Long	Bunds	4.8%	Long
			Schatz	3.3%	Long			Schatz	3.3%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy
Natural gas markets dropped sharply due to a larger-than-expected increase in domestic supplies and unseasonably cool temperatures in the U.S.  Crude oil prices rose on concerns the downing of the Malaysian Airlines plane in Ukraine would lead to increased violence and would impede oil production in the region.  Increased violence in Gaza also exacerbated supply concerns and provided further support to crude oil prices.

Grains/Foods
Corn and soybean markets fell in over 7% and 9%, respectively, after the U.S. Department of Agriculture showed a further expansion in already abundant supply forecasts.  Wheat prices rallied sharply in reaction to the negative situation in Ukraine, which is a major source of wheat in the region.  Coffee prices also moved higher, fueled by reports recent droughts in Brazil may impact this year’s harvest.

Metals
Precious metals markets were turbulent and ultimately finished lower.  Gold and silver prices surged higher in reaction to the Malaysian Airline crash, but then reversed sharply lower at week-end due to liquidations by investors who were attempting to take advantage of price movements in the equity markets.  Copper markets declined on weak demand forecasts which were prompted by concerns of a potential bond default by a major firm in the Chinese Construction Sector.

Currencies
The U.S. dollar strengthened after the U.S. Federal Reserve suggested monetary tightening may be approaching and on weak economic data from the Eurozone.  The New Zealand dollar fell nearly 1.5% versus its U.S. counterpart as data showed weak global demand for New Zealand agricultural exports, a factor that casts doubt about New Zealand’s economic outlook.

Equities
U.S. equity markets finished higher following strong second-quarter earnings reports and on increased mergers and acquisitions activity amongst U.S. firms.  In Asia, Hong Kong’s Hang Seng Index also moved higher, propelled by bullish Chinese growth data.

Fixed Income	German Bund and U.S. Treasury Bond prices moved higher, supported by the surge in safe-haven demand caused by the situations in Ukraine and the Middle East.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.